                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                        POST-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM SB-2

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                        --------------------------------
                 (Name of small business issuer in its charter)

            COLORADO                                             84-1573852
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                                      3576
                          (Primary Standard Industrial
                               Classification No.)

            1241 E. DYER ROAD, SUITE 150, SANTA ANA, CALIFORNIA 92705
                                 (949) 623-9300
    (Address and telephone number of Registrant's principal executive offices and principal place of business)
                            -------------------------

                                  BOB VAN LEYEN
                             CHIEF FINANCIAL OFFICER
                        RAPTOR NETWORKS TECHNOLOGY, INC.
                          1241 E. DYER ROAD, SUITE 150
                           SANTA ANA, CALIFORNIA 92705
                                 (949) 623-9305
            (Name, Address and Telephone Number of Agent for Service)
                            -------------------------

                                   COPIES TO:
                              THOMAS J. CRANE, ESQ.
                            GARETT M. SLEICHTER, ESQ.
                               RUTAN & TUCKER, LLP
                         611 ANTON BOULEVARD, 14TH FLOOR
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 641-5100

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |__|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X|

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |__|

                                AMENDMENT PURPOSE

         This post-effective amendment no. 1 to Form SB-2 is being filed pursuant to Rule 462(d) solely for the purpose of updating the exhibit index contained in Item 27 of Part II of this registration statement on Form SB-2.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 27. EXHIBITS.

     (a) EXHIBITS.

   EXHIBIT
   NUMBER                           DESCRIPTION
   ------                           -----------

     2.1 Agreement and Plan of Merger dated August 23, 2003 between Pacific InterMedia, Inc., and Raptor Networks Technology, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company's Form 8-K filed with the SEC on October 22, 2003)
     2.2 Amendment to Agreement and Plan of Merger dated October 15, 2003 between Pacific InterMedia, Inc., and Raptor Networks Technology, Inc. (incorporated herein by reference to Exhibit 2.2 to the Company's Form 8-K filed with the SEC on October 22, 2003)
     3.1 Articles of Incorporation, as amended as of June 8, 2005 (incorporated herein by reference to Exhibit 3.1 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)
     3.2 Articles of Amendment to Articles of Incorporation increasing Company's authorized common stock to 75,000,000 shares, effective June 9, 2005 (incorporated herein by reference to Exhibit 3.1 to the Company's Form 8-K filed with the SEC on June 15, 2005)
     3.3 Bylaws (incorporated herein by reference to Exhibit 3.2 to the Company's Form SB-2 (File No. 333-74846) filed with the SEC on December 10, 2001)
     3.4 Amendment to Bylaws - Article II, Section 1 (incorporated herein by reference to Exhibit 3.3 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15,
               2005)
     4.1 Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company's Form 8-A filed with the SEC on July 18, 2005)
     4.2 Securities Purchase Agreement by and among Raptor Networks Technology, Inc., DMK Investments, LLC, Transglobal Investments, LLC, and Uptrend Investments, Inc. in conjunction with June 2004 private placement of common stock and warrants (incorporated herein by reference to Exhibit 10.14 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)
     4.3 Registration Rights Agreement by and among Raptor Networks Technology, Inc., DMK Investments, LLC, Transglobal Investments, LLC, and Uptrend Investments, Inc. in conjunction with June 2004 private placement of common stock and warrants (incorporated herein by reference to Exhibit 10.15 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)
     4.4 Amendment No. 1 to Registration Rights Agreement, effective December 12, 2005, by and among Raptor Networks Technology, Inc., DMK Investments, LLC, Transglobal Investments, LLC, and Uptrend Investments, Inc. (incorporated herein by reference to Exhibit
               4.4 to the Company's Form SB-2 (File No. 333-131184) filed with the SEC on January 20, 2006)
     4.5 Letter Agreement, effective as of September 20, 2005, by and among Raptor Networks Technology, Inc., DMK Investments, LLC, Transglobal Investments, LLC, and Uptrend Investments, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on September 26, 2005)
     4.6       Form of Series C Warrant (incorporated herein by reference to
               Exhibit 10.6 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)
     4.7 Form of Letter Amendment to Series C Warrant reducing exercise price to $1.25 per share (incorporated herein by reference to Exhibit 10.7 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)

   EXHIBIT
   NUMBER                           DESCRIPTION
   ------                           -----------

     4.8 Amendment No. 1 to Series C Warrant, effective December 12, 2005, by and among Raptor Networks Technology, Inc., DMK Investments, LLC, Transglobal Investments, LLC, and Uptrend Investments, Inc. (incorporated herein by reference to Exhibit 4.8 to the Company's Form SB-2 (File No. 333-131184) filed with the SEC on January 20,
               2006)
     4.9       Form of Series D Warrant (incorporated herein by reference to
               Exhibit 10.8 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)
     4.10 Amendment No. 1 to Series D Warrant, effective December 12, 2005, by and among Raptor Networks Technology, Inc., DMK Investments, LLC, Transglobal Investments, LLC, and Uptrend Investments, Inc. (incorporated herein by reference to Exhibit 4.10 to the Company's Form SB-2 (File No. 333-131184)
               filed with the SEC on January 20, 2006)
     4.11 Form of Convertible Bridge Note issued in conjunction with the 10% convertible bridge note financing which took place between November 2004 and February 2005 (incorporated herein by reference to Exhibit 10.11 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)
     4.12      Form of Series G-BH Warrant (incorporated herein by reference to
               Exhibit 4.12 to the Company's Form SB-2 (File No. 333-131184) filed with the SEC on January 20, 2006)
     4.13      Form of Series E Warrant (incorporated herein by reference to
               Exhibit 10.9 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)
     4.14      Form of Series J Warrant (incorporated herein by reference to
               Exhibit 4.14 to the Company's Form SB-2 (File No. 333-131184) filed with the SEC on January 20, 2006)
     4.15 Form of Subscription Agreement entered into in conjunction with the 8% Convertible Note financing which took place between February 2005 and April 2005 (incorporated herein by reference to Exhibit 10.13 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)
     4.16 Form of 8% Convertible Note issued in conjunction with the 8% Convertible Note financing which took place between February 2005 and April 2005 (incorporated herein by reference to Exhibit 10.12 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)
     4.17      Form of Series F Warrant (incorporated herein by reference to
               Exhibit 4.17 to the Company's Form SB-2 (File No. 333-131184) filed with the SEC on January 20, 2006)
     4.18 Form of Investors' Rights Agreement entered into between Raptor Networks Technology, Inc. and investors in our 2005 Private Placement of "units" (incorporated herein by reference to Exhibit
               10.3 to the Company's 10-QSB for quarter ended June 30, 2005, filed with the SEC on August 12, 2005)
     4.19      Form of Series G Warrant (incorporated herein by reference to
               Exhibit 4.19 to the Company's Form SB-2 (File No. 333-131184) filed with the SEC on January 20, 2006)
     4.20      From of Series H Warrant (incorporated herein by reference to
               Exhibit 4.20 to the Company's Form SB-2 (File No. 333-131184) filed with the SEC on January 20, 2006)
     4.21 Managing Dealer Agreement dated March 22, 2005 between Brookstreet Securities Corporation and Raptor Networks Technology, Inc., entered into in conjunction with our 2005 Private Placement of "units" (incorporated herein by reference to Exhibit 10.16 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)
     4.22      Form of Series I Warrant (incorporated herein by reference to
               Exhibit 10.3 to the Company's 10-QSB for the quarter ended September 30, 2005, filed with the SEC on November 14, 2005)
     4.23 Registration Rights Agreement, dated January 11, 2005, by and between Raptor Networks Technology, Inc. and Palisades Capital, LLC (incorporated herein by reference to Exhibit 4.23 to the Company's Form SB-2 (File No. 333-131184) filed with the SEC on January 20, 2006)
     4.24 Warrant to purchase 75,000 shares of common stock issued to Patrick McCabe on October 1, 2004 (incorporated herein by reference to Exhibit 4.24 to the Company's Form SB-2 (File No. 333-131184) filed with the SEC on January 20, 2006)
     4.25 Warrant to purchase 150,000 shares of common stock issued to Rutan & Tucker, LLP on June 21, 2004 (incorporated herein by reference to Exhibit 4.25 to the Company's Form SB-2 (File No. 333-131184) filed with the SEC on January 20, 2006)

   EXHIBIT
   NUMBER                           DESCRIPTION
   ------                           -----------

     4.26 Warrant to purchase 125,000 shares of common stock issued to Strategic Growth Incorporated, Inc. on April 22, 2004 (incorporated herein by reference to Exhibit 4.26 to the Company's Form SB-2 (File No. 333-131184) filed with the SEC on January 20, 2006)

    5.1 Opinion of Hart & Trinen, L.L.P. (incorporated herein by reference Exhibit 5.1 to the Company's Amendment No. 3 to Form SB-2 (File No. 333-131184) filed with the SEC on June 14, 2006)

    10.1 Full Service Lease dated May 3, 2004 between PS Business Parks, L.P., and Raptor Networks Technology, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15,
               2005)
    10.2 Form of Security Purchase Agreement in conjunction with April 2004 equity funding (incorporated herein by reference to Exhibit
               10.1 to the Company's 10-KSB for fiscal year ended December 31, 2003, filed with the SEC on April 14, 2004)
    10.3 Form of Registration Rights Agreement in conjunction with April 2004 equity funding (incorporated herein by reference to Exhibit
               10.2 to the Company's 10-KSB for fiscal year ended December 31, 2003, filed with the SEC on April 14, 2004)
    10.4       Form of Series A Warrant (incorporated herein by reference to
               Exhibit 10.4 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)
    10.5       Form of Series B Warrant (incorporated herein by reference to
               Exhibit 10.5 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)
    10.6 Form of Convertible Loan Letter Agreement (8% interest) issued in conjunction with bridge loan financing between December 2003 and April 2004 (incorporated herein by reference to Exhibit 10.10 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)
    10.7 Securities Purchase Agreement by and among Raptor Networks Technology, Inc., DMK Investments, LLC, Transglobal Investments, LLC, and Uptrend Investments, Inc. in conjunction with June 2004 private placement of common stock and warrants (incorporated herein by reference to Exhibit 10.14 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)
    10.8 Registration Rights Agreement by and among Raptor Networks Technology, Inc., DMK Investments, LLC, Transglobal Investments, LLC, and Uptrend Investments, Inc. in conjunction with June 2004 private placement of common stock and warrants (incorporated herein by reference to Exhibit 10.15 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)
    10.9 Amendment No. 1 to Registration Rights Agreement, effective December 12, 2005, by and among Raptor Networks Technology, Inc., DMK Investments, LLC, Transglobal Investments, LLC, and Uptrend Investments, Inc. (incorporated herein by reference to Exhibit
               4.4 to the Company's Form SB-2 (File No. 333-131184) filed with the SEC on January 20, 2006)
    10.10 Letter Agreement, effective as of September 20, 2005, by and among Raptor Networks Technology, Inc., DMK Investments, LLC, Transglobal Investments, LLC, and Uptrend Investments, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on September 26, 2005)
    10.11      Form of Series C Warrant (incorporated herein by reference to
               Exhibit 10.6 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)
    10.12 Form of Letter Amendment to Series C Warrant reducing exercise price to $1.25 per share (incorporated herein by reference to
               Exhibit 10.7 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)
    10.13 Amendment No. 1 to Series C Warrant, effective December 12, 2005, by and among Raptor Networks Technology, Inc., DMK Investments, LLC, Transglobal Investments, LLC, and Uptrend Investments, Inc. (incorporated herein by reference to Exhibit 4.8 to the Company's Form SB-2 (File No. 333-131184) filed with the SEC on January 20,
               2006)

   EXHIBIT
   NUMBER                           DESCRIPTION
   ------                           -----------

    10.14      Form of Series D Warrant (incorporated herein by reference to
               Exhibit 10.8 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)
    10.15 Amendment No. 1 to Series D Warrant, effective December 12, 2005, by and among Raptor Networks Technology, Inc., DMK Investments, LLC, Transglobal Investments, LLC, and Uptrend Investments, Inc. (incorporated herein by reference to Exhibit 4.10 to the Company's Form SB-2 (File No. 333-131184) filed with the SEC on January 20, 2006)
    10.16 Managing Dealer Agreement dated March 22, 2005 between Brookstreet Securities Corporation and Raptor Networks Technology, Inc., entered into in conjunction with our 2005 Private Placement of "units" (incorporated herein by reference to
               Exhibit 10.16 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)
    10.17 Turnkey Manufacturing Services Agreement dated November 7, 2003 between Express Manufacturing, Inc. and Raptor Networks Technology, Inc. (incorporated herein by reference to Exhibit
               10.2 to the Company's 10-KSB for fiscal year ended December 31, 2005, filed with the SEC on April 3, 2006)
    10.18 2005 Stock Plan effective June 9, 2005** (incorporated herein by reference to Exhibit 10.18 to the Company's 10-KSB for fiscal year ended December 31, 2005, filed with the SEC on April 3,
               2006)
    10.19 Form of 2005 Stock Plan Stock Option Agreement** (incorporated herein by reference to Exhibit 10.19 to the Company's 10-KSB for fiscal year ended December 31, 2005, filed with the SEC on April 3, 2006)
    10.20 Loan and Security Agreement, dated April 27, 2006, by and among Raptor Networks Technology, Inc., a Colorado corporation, Bridge Bank National Association and Agility Capital, LLC (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on May 4, 2006)
    10.21 First Amendment to Loan and Security Agreement, dated April 27, 2006, by and among Raptor Networks Technology, Inc., a Colorado corporation, Raptor Networks Technology, Inc., a California corporation, Bridge Bank National Association and Agility Capital, LLC (incorporated herein by reference to Exhibit 10.2 to the Company's Form 8-K filed with the SEC on May 4, 2006)

    10.22 Securities Purchase Agreement dated July 30, 2006 (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on July 31, 2006).
    10.23 Form of Senior Convertible Note dated July 31, 2006 (incorporated herein by reference to Exhibit 10.2 to the Company's Form 8-K filed with the SEC on July 31, 2006).
    10.24 Form of Series L Warrant dated July 31, 2006 (incorporated herein by reference to Exhibit 10.3 to the Company's Form 8-K filed with the SEC on July 31, 2006).
    10.25 Form of Series M Warrant dated July 31, 2006(incorporated herein by reference to Exhibit 10.4 to the Company's Form 8-K filed with the SEC on July 31, 2006).
    10.26 Form of Registration Rights Agreement dated July 31, 2006 (incorporated herein by reference to Exhibit 10.5 to the Company's Form 8-K filed with the SEC on July 31, 2006).
    10.27 Payoff Agreement dated July 27, 2006(incorporated herein by reference to Exhibit 10.6 to the Company's Form 8-K filed with the SEC on July 31, 2006).

    21 Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21 to the Company's 10-KSB for fiscal year ended December 31, 2005, filed with the SEC on April 3, 2006)
    23.1 Consent of Comiskey & Company, P.C., Independent Registered Public Accounting Firm (incorporated herein by reference to Exhibit 23.1 to the Company's Amendment No. 2 to Form SB-2 (File No. 333-131184) filed with the SEC on May 17, 2006)

    23.2       Consent of Hart & Trinen, L.L.P. (contained in Exhibit 5.1)


-----------------
** This exhibit is a management contract or a compensatory plan or arrangement.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this post-effective amendment no. 1 to registration statement to be signed on its behalf by the undersigned, in the city of Santa Ana, State of California, on July 31, 2006.


                                       RAPTOR NETWORKS TECHNOLOGY, INC.


                                       By: /s/ THOMAS M. WITTENSCHLAEGER
                                           -------------------------------------
                                           Thomas M. Wittenschlaeger
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           Name                                       Title                         Date
           ----                                       -----                         ----

/s/ THOMAS M. WITTENSCHLAEGER              President, Chairman of the             July 31, 2006
--------------------------------           Board, Chief Executive Officer
Thomas M. Wittenschlaeger                  (principal executive officer)
                                           and Director

/s/ BOB VAN LEYEN                          Chief Financial Officer                July 31, 2006
--------------------------------           (principal accounting officer)
Bob van Leyen                              and Secretary

    *                                      Director                               July 31, 2006
--------------------------------
Larry L. Enterline

    *                                      Director                               July 31, 2006
--------------------------------
Ken Bramlett

    *                                      Director                               July 31, 2006
--------------------------------
Albert Wong

*By: /s/ THOMAS M. WITTENSCHLAEGER         Director                               July 31, 2006
    ------------------------------
    Thomas M. Wittenschlaeger
    Attorney in Fact



                                      II-13